RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

dated as of April 17, 2020
between
ADT LLC,
as Originator and as Servicer

and
ADT FINANCE LLC,
as Buyer

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TABLE OF CONTENTS

Page

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TABLE OF CONTENTS
(continued)
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ANNEX 1-A        UCC Details Schedule
ANNEX 1-B        UCC Collateral Description
ANNEX 2        Notice Information
EXHIBIT A        Form of Assignment and Acceptance

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RECEIVABLES SALE AND CONTRIBUTION AGREEMENT
This RECEIVABLES SALE AND CONTRIBUTION AGREEMENT, dated as of April 17, 2020 (this “Agreement”), is among ADT LLC, a Delaware limited liability company (“ADT”), as originator (in such capacity, the “Originator”) and as servicer (in such capacity, the “Servicer”) and ADT FINANCE LLC, a Delaware limited liability company, as buyer (in such capacity, the "Buyer"). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND RELATED MATTERS
SECTION 1.1    Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Appendix A to the Receivables Purchase Agreement, dated as of March 5, 2020 (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among the Buyer, as seller, ADT individually and as Servicer, the Purchasers and Purchaser Agents from time to time party thereto, Mizuho Bank, Ltd. (“Mizuho”), as the Collateral Agent, Administrative Agent, Arranger, and Structuring Agent; provided, that for purposes of this Agreement, references in such defined terms or defined terms incorporated therein to “Pool Receivables” shall be deemed to be a reference to “Transferred Receivables”, as the context may require, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:
"Aggregate Purchase Price" means, with respect to all Receivable Assets to be transferred, assigned, set over, sold, contributed and otherwise conveyed pursuant to Section 2.1 on any Transfer Date, the aggregate of the Purchase Prices of all such Receivable Assets to be so transferred, assigned, set over, sold, contributed and otherwise conveyed on such Transfer Date.
"Assignment and Acceptance” means each Assignment and Acceptance Agreement substantially in the form of Exhibit A hereto, entered into by the Buyer and the Originator.
“Originator Indemnified Party” is defined in Section 7.1.
"Purchase Price" means, as of any date, with respect to any Receivable Assets, an amount equal to the fair market value of such Receivable Assets as of the Transfer Date (as reasonably determined by the parties hereto).
“Receivable Assets” means (i) collectively, the Transferred Receivables and the Related Assets and all Collections related thereto that have been (or purported to have been) sold, transferred, set over, assigned contributed, and/or otherwise conveyed from time to time pursuant to Section 2.1 hereof, or (ii) with respect to any particular Transfer Date as the context requires, the Receivables and the Related Assets and all Collections related thereto being (or purported to be) transferred, assigned, set over, sold, contributed and otherwise conveyed pursuant to Section 2.1 on such Transfer Date.

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“Related Assets” means (a) with respect to any Transferred Receivable, (i) all security interests, hypothecations, reservations of ownership, liens or other Adverse Claims, and property subject thereto from time to time purporting to secure payment of such Transferred Receivable, including pursuant to the Contract pursuant to which such Transferred Receivable was originated, together with all financing statements, registrations, hypothecations, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Transferred Receivable, if any, (ii) all interest in any Equipment relating to any Contract giving rise to such Transferred Receivable in respect of which such Equipment is sold or purported to be sold by ADT, including without limitation, the right to repossess such Equipment, and (iii) all guarantees, insurance policies and other agreements or arrangements of whatsoever character from time to time supporting such Transferred Receivable whether in connection with the Contract pursuant to which such Transferred Receivable was originated, including, to the extent owed to the Originator, any obligation of any party under the Transaction Documents to promptly deposit amounts received in respect of Collections to an account, (b) all Collections in respect of, and other proceeds of, such Transferred Receivable in respect of the period from and after the Cut-off Date immediately preceding the Transfer Date relating to such Transferred Receivable, (c) all rights and remedies (but none of the obligations) of the Originator under any rights or assets pledged, sold or otherwise transferred to the Buyer hereunder, and (d) all the products and proceeds of any of the foregoing.
“Transfer Date” means, with respect to any sale, transfer, assignment and/or contribution of Receivable Assets under this Agreement, the date specified as such in the related Assignment and Acceptance.
“Transferred Receivable” means, each Receivable sold, transferred, set over, assigned contributed, and/or otherwise transferred or purported to be sold, transferred, set over, assigned contributed, and/or otherwise transferred by the Originator to the Buyer pursuant to this Agreement.
SECTION 1.2    Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to part (B) of Appendix A to the Receivables Purchase Agreement.
ARTICLE II

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE
SECTION 2.1    Purchase, Sale and Contribution. Upon the terms and subject to the conditions set forth in this Agreement, the Originator hereby agrees to sell, transfer, assign, set over, contribute and otherwise transfer, to the Buyer, and the Buyer hereby purchases or acquires from the Originator, all of the Originator’s right, title and interest in, to and under certain Receivable Assets, in each case as described in an Assignment and Acceptance in the form of Exhibit A executed and delivered by the Buyer and the Originator, whereupon such sale shall become effective as of the Transfer Date specified in such Assignment and Acceptance, which shall be a Settlement Date. On each Transfer Date, Buyer will sell, convey, transfer and assign all of the Receivable Assets acquired hereunder on such day to the Collateral Agent, on behalf of the Purchasers, pursuant to the Receivables Purchase Agreement.

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SECTION 2.2    Purchase and Contribution. In consideration of the sale, assignment and transfer of the Receivable Assets sold to the Buyer on any Transfer Date, the Buyer shall pay to the Originator on such Transfer Date the Purchase Price with respect thereto by (i) making a cash payment to the Originator from the proceeds of any Cash Purchase Price the Buyer has received on such Transfer Date pursuant to the Receivables Purchase Agreement and/or any other cash available to the Buyer after giving effect to the application of Section 3.1(d) of the Receivables Purchase Agreement on such Transfer Date (up to an amount, collectively, not exceeding the Aggregate Purchase Price), and (ii) if the Aggregate Purchase Price to be paid for such Receivable Assets exceeds the amount of any cash payment for the account of the Originator on such day pursuant to clause (i) of this Section 2.2, such excess shall be deemed automatically to have been contributed by the Originator to the Buyer as a capital contribution without any further action by the parties.
SECTION 2.3    No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement and the other Transaction Documents, the purchase and sale or contribution, as applicable, of Receivable Assets under this Agreement shall be without recourse to the Originator. It is the express intent of each of the parties hereto that the transactions hereunder shall constitute absolute and irrevocable True Sale of Receivable Assets by the Originator to the Buyer (such that the Receivable Assets, other than those repurchased by the Originator pursuant to the terms hereof, would not be property of the Originator’s estate in the event of the Originator’s bankruptcy).
None of the Buyer, the Administrative Agent, the Collateral Agent, the Purchasers or the other Affected Parties shall assume any obligation or liability in connection with any Receivable Assets, nor shall the Buyer, the Administrative Agent, the Collateral Agent, any Purchaser or the other Affected Parties have any obligation or liability to any Obligor or other customer or client of the Originator (including any obligation to perform any of the obligations of the Originator under any Receivable Assets).
ARTICLE III

ADMINISTRATION AND COLLECTION
SECTION 3.1    ADT to Act as Servicer, Contracts. (a) ADT shall be responsible for the servicing, administration and collection of the Receivable Assets for the benefit of the Buyer and for the benefit of the Collateral Agent (as the Buyer’s assignee) on behalf of the Purchasers and the Administrative Agent, all on the terms set out in (and subject to any rights to terminate ADT as Servicer and appoint a successor Servicer pursuant to) the Receivables Purchase Agreement.
(a)    The Originator shall perform all of its obligations under the Records to the same extent as if the Receivable Assets had not been sold or contributed, as applicable, hereunder and the exercise by the Buyer, the Servicer, the Collateral Agent, the Administrative Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve the Originator from such obligations.

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(b)    The Servicer agrees, on behalf of the Buyer but subject to the terms of the Receivables Purchase Agreement, to exercise the rights and obligations of the Buyer.
SECTION 3.2    Deemed Collections.
If on any day:
(i)    the Unpaid Balance of any Transferred Receivable is reduced, cancelled, subject to set-off, offset, netting, special refund or credit as a result of Dilution or for any other reason, including pursuant to the Conditional Service Guaranty (other than solely as a result of such Transferred Receivable becoming a Defaulted Receivable in accordance with the Credit and Collection Policy, as a result of the bankruptcy or insolvency of the related Obligor or a payment default of the related Obligor);
(ii)    the Financed Unpaid Balance of any Transferred Receivable is less than the amount included to represent such amount in calculating the Net Portfolio Balance for purposes of any Information Package;
(iii)    any Transferred Receivable (or the terms of any related Contract governing such Transferred Receivable) is extended, amended, waived, or otherwise modified or adjusted (except as set forth in clause (iv) below or as expressly permitted under Section 8.2(b) of the Receivables Purchase Agreement);
(iv)    the due date for payment of any Transferred Receivable is extended to a date that is more than thirty (30) days after such Transferred Receivable’s original due date;
(v)    (A) any of the representations or warranties of the Originator set forth in clauses (c), (o) or (p) of Section 4.2 were untrue when made with respect to any Transferred Receivable, or (B) if the Level 1 Ratings Trigger is in effect, any Transferred Receivable is a Conditional Service Guaranty Receivable;
(vi)    any Collection Agent Fee is paid, including by setoff, offset or reduction of any Collections;
then, on such day, the Originator shall be deemed to have received a Collection of such Transferred Receivable and, in respect of such Collections deemed received during any Settlement Period, the Originator shall, unless such amounts are permitted to be netted as provided below, pay to the Buyer (by remitted such amounts in immediately available funds directly to the Collateral Agent’s Account), by the date which is no later than three (3) Business Days (x) in respect of clause (ii) or (v) above, after the Originator or the Servicer has knowledge thereof or has received notice thereof, and (y) in respect of any other clause above, prior to the Settlement Date immediately succeeding such Settlement Period or after the occurrence of an Event of Termination that remains continuing, within one (1) Business Day from the event giving rise to such Deemed Collection for application

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by the Collateral Agent pursuant to Section 3.1(d) the Receivables Purchase Agreement, an amount equal to:
(1)    in the case of clause (i) above, the amount of such reduction, set-off, offset, netting, special refund, credit or cancellation; in the case of clause (ii) above, the difference between the actual Financed Unpaid Balance and the amount included to represent such amount in respect of such Transferred Receivable in calculating the Net Portfolio Balance in such Information Package; or, in the case of clause (iv) above, in the amount that such extension affects the Financed Unpaid Balance of the related Transferred Receivable in the sole determination of the Administrative Agent, as applicable, by notice to the Originator, Buyer and the Servicer; provided, that the aggregate amount of Deemed Collections paid by the Originator pursuant to this clause 1 in respect of any Transferred Receivable shall not exceed its Financed Unpaid Balance; or
(2)    in the case of clause (iii) or (v) above, the amount of the entire Financed Unpaid Balance of the relevant Transferred Receivable or Transferred Receivables (as determined immediately prior to the applicable event) with respect to which such extension, amendment, waiver, or modification occurs or such representations or warranties were or are untrue, or from and after the date of the Level 1 Ratings Trigger which constitutes or constituted a Conditional Service Guaranty Receivable while the Level 1 Ratings Trigger is or was in effect; or
(3)    in the case of clause (vi) above, the amount by which such Collection Agent Fee exceeds the lesser of (i) the ordinary course and customary collection fees and expenses payable to Collection Agents by the Servicer and consistent with its past practices as reasonably demonstrated by the Servicer to the Administrative Agent, and (ii) an amount equal to 20% of the Financed Unpaid Balance of the applicable Transferred Receivable as determined immediately prior to the payment of such Collection Agent Fee;
provided, that so long as no Event of Termination or Unmatured Event of Termination shall have occurred and be continuing in the event the Originator has paid Deemed Collections at least equal to the amount of the full Financed Unpaid Balance thereof to the Collateral Agent’s Account, in accordance with and pursuant to this Section 3.2 and the Receivables Purchase Agreement, the related Transferred Receivable and Related Assets shall be deemed repurchased by the Originator and shall be automatically transferred by the Buyer to the Originator upon such payment or deemed payment of such Deemed Collections to the Collateral Agent’s Account; provided, further, that for the avoidance of doubt, no ADT Entity shall initiate any amendments to any Transferred Receivable or otherwise take any action that would result in a Deemed Collection for the purpose of repurchasing any Transferred Receivable, and any such action shall constitute an Event of Termination under Section 10.1(q) of the Receivables Purchase Agreement.
The Originator shall pay all Deemed Collections, to the Buyer by remitting the amount of such Deemed Collections in immediately available funds directly into the Collateral Agent’s Account. Collections deemed received by the Originator under this Section 3.2 are herein referred to as

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“Deemed Collections”. To the extent the Buyer, under and in accordance with the Receivables Purchase Agreement elects to net the amount of Deemed Collections (as defined therein) required to be deposited by the Buyer thereunder prior to any Settlement Date, the Originator may reduce the amount of Deemed Collections required to be paid hereunder by an amount equal to such netted amounts.
SECTION 3.3    Actions Evidencing Purchases and Contributions. (a) On and following the date hereof, each of the Originator and the Servicer shall mark its accounting records evidencing Receivable Assets and related Contracts in a form acceptable to the Buyer, the Collateral Agent and the Administrative Agent, evidencing that Receivable Assets and the related Contracts have been transferred to the Buyer in accordance with this Agreement, and neither the Originator nor the Servicer shall change or remove such mark without the consent of the Buyer, the Collateral Agent and the Administrative Agent. In addition, the Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Collateral Agent, the Administrative Agent, any of their respective designees or the Required Purchasers may reasonably request in order to perfect, protect or more fully evidence the purchases, sales and contributions hereunder, or to enable the Buyer, the Collateral Agent and the Administrative Agent to exercise or enforce any of their respective rights with respect to such Receivable Assets and Contracts. Without limiting the generality of the foregoing, the Originator will upon the request of the Buyer, the Collateral Agent or the Administrative Agent: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and (ii) at any time during the continuance of an Event of Termination, mark its master data processing records evidencing that the Receivable Assets have been sold in accordance with this Agreement.
(a)    The Originator hereby authorizes the Buyer, the Collateral Agent and the Administrative Agent or their respective designees (i) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivable Assets to perfect and protect the interests of the Buyer created thereby under the UCC against all creditors of, and purchasers from, the Seller and (ii) to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of the Receivable Assets.
(b)    Without limiting the generality of clause (a) above, the Originator shall authorize and deliver and file or cause to be filed appropriate continuation statements not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.
SECTION 3.4    Application of Collections. Subject to the terms of the Receivables Purchase Agreement and Section 5.2(n) of this Agreement, any payment by an Obligor in respect of any Receivable Asset shall, except as otherwise specified in writing or otherwise by such Obligor, required by Law or by the underlying Contract, or except solely to the extent necessary to accomplish

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a segregation of Collections from proceeds of other Receivables or assets of the Originator through a different coding mechanism implemented through software changes, be applied using the same systems, practices and procedures, as the Servicer uses for the application of payments on all of the residential receivables serviced by it for itself and its Affiliates whether or not such payments are being made with respect to the Receivable Assets. In connection with each Transfer Date, and in recognition of the sale and transfer of the Receivables hereunder and the sale of the Collections as existing on the immediately preceding Cut-off Date, the Servicer and Originator shall as promptly as practicable, and in any event within three (3) Business Days of such Transfer Date, deposit, or cause to be deposited (on behalf of the Buyer), to the Collateral Agent’s Account, an amount equal to all Collections and other proceeds actually received by any ADT Entity with respect to such Transferred Receivable that were collected during the period from (and including) the immediately preceding Cut-off Date and to (and including) such Transfer Date, and such deposit shall satisfy the Originator’s and Servicer’s obligation to deposit or remit the corresponding portion of such Collections and other proceeds. For the avoidance of doubt, all Collections and other proceeds actually received after each Transfer Date, whether relating to a period prior to or after the related Transfer Date, shall be remitted to the Collateral Agent’s Account in accordance with the Receivables Purchase Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.1    Mutual Representations and Warranties. The Originator represents and warrants to the Buyer, and the Buyer represents and warrants to the Originator, as of the date hereof, each Transfer Date, and each Settlement Date upon which the Purchasers' Pool Investment is reduced pursuant to Section 3.2(b) of the Receivables Purchase Agreement, as follows:
(a)    Organization and Good Standing. It has been duly organized in, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the Laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.
(b)    Due Qualification. It is duly qualified to do business as a foreign organization in good standing, if applicable, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except, solely in respect of the Originator, where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. It (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party in any capacity, and (B) carry out the terms of and perform its obligations under the Transaction Documents applicable to it, and (ii) has duly authorized by all necessary corporate, partnership or limited liability company action, as

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applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.
(d)    Binding Obligations. This Agreement constitutes, and each other Transaction Document to be signed by such party when duly executed and delivered will constitute, a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(e)    No Violation. The execution and delivery of each of the Transaction Documents to which it is a party, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the performance by it of the terms hereof and thereof will not, (i) violate or result in a default under, (A) its Constituent Documents, (B) any material indenture, agreement or instrument binding on it or any of its assets or properties, or (C) the ADT Credit Agreement, and ADT Indenture or any ADT Collateral Agreement, (ii) result in the creation or imposition of any Adverse Claim upon any of its assets or properties pursuant to the terms of any such indenture, agreement or instrument, or (iii) violate any Law applicable to it or any of its assets or properties, except, solely in respect of the Originator, in the case of this clause (iii), to the extent that any such violations individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.
(f)    Bulk Sales Act. No transaction contemplated hereby requires compliance by it with any bulk sales act or similar Law.
(g)    No Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to its knowledge, threatened against or affecting it, the Receivable Assets or any of its assets or properties (i) as to which, if assuming there were to be an adverse determination thereof, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) seeking to prevent the sale, assignment and contribution of, or the servicing by the Originator of, all or any portion of the Receivable Assets or the consummation of the purposes of this Agreement and any of the other Transaction Documents, or (iii) that involve this Agreement or any other Transaction Document or the purposes thereof.
(h)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for its due execution, delivery and performance of this Agreement and any other Transaction Document or the transactions contemplated thereby, except for (x) the filing of the UCC financing statements referred to in such Transaction Documents or (y) solely in respect of the Originator, such authorizations, approvals, actions, notices or filings as have been obtained or made or for which the failure to obtain or make the same, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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(i)    Ordinary Course of Business. Each remittance of Collections on the Receivable Assets will have been (i) in payment of a debt incurred by the Originator in the ordinary course of business or financial affairs of the Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of the Originator and the Buyer.
SECTION 4.2    Additional Representations and Warranties of the Originator. The Originator represents and warrants to the Buyer as of the date hereof, each Transfer Date, each Settlement Date upon which the Purchasers' Pool Investment is reduced pursuant to Section 3.2(b) of the Receivables Purchase Agreement, and in respect of clauses (e) and (o) below, as of the date of each Information Package, as follows:
(a)    Valid Sale or Contribution. This Agreement constitutes an absolute and irrevocable valid sale, transfer, contribution and assignment, as applicable, of the Receivable Assets to the Buyer, enforceable against creditors of, and purchasers from it.
(b)    Use of Proceeds. The use of all funds obtained by it under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System.
(c)    Quality of Title. Immediately prior to each sale or contribution of the Receivable Assets to the Buyer hereunder, ADT owned each Contract and Receivable Assets free and clear of any Adverse Claim; and upon any purchase or acquisition hereunder, the Buyer shall have acquired, for fair consideration and reasonably equivalent value, all right, title and interest of the Originator in each Receivable Asset and such acquisition constitutes a True Sale (and the Originator represents and warrants that it has taken all steps under the UCC necessary to transfer such good title and ownership interests in such assets), free and clear of any Adverse Claims; and no valid effective financing statement or other instrument similar in effect covering any Receivable Asset or any interest therein, is on file in any recording office, except such as may be filed (i) in favor of the Buyer in accordance with any Transaction Document (and assigned to the Collateral Agent), or (ii) in favor of the Collateral Agent for the benefit of the Purchasers in accordance with the Receivables Purchase Agreement or any Transaction Document. Without limiting the foregoing, no Chattel Paper evidencing Receivable Assets (x) is in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Collateral Agent and the Buyer), the Collateral Agent or the Collateral Agent’s designee or (y) has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Buyer or the Collateral Agent.
(d)    Financial Condition. All financial statements of the ADT Entities and their respective Subsidiaries (including the notes thereto) delivered to the Collateral Agent, the Administrative Agent and each Purchaser Agent pursuant to the Receivables Purchase Agreement, present fairly, in all material respects, the actual financial position and results of operations and cash flows of such entities as of the dates and for the periods presented or provided (other than in the case of annual financial statements, in each case in accordance

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with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of the Parent and ADT).
(e)    Accurate Reports. None of the reports, financial statements, certificates or other written information (other than forward-looking statements, projections and statements of a general industry nature, as to which it represents only that it acted in good faith and utilized assumptions reasonable at the time made and due care in the preparation of such statement or projection) furnished or to be furnished by or on behalf of it or any other ADT Entity (including each Assignment and Acceptance, each Purchase Request and each Information Package furnished by the Servicer and each report furnished pursuant to Section 7.5(f) of the Receivables Purchase Agreement) (including, without limitation, by electronic delivery) to the Collateral Agent, the Administrative Agent, any Purchaser or any Purchaser Agent in connection with the Receivables Purchase Agreement, any other Transaction Document or any amendment thereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. It, and its Affiliates and subsidiaries, have disclosed to the Buyer, the Collateral Agent and the Administrative Agent (x) all agreements, instruments, and corporate or other restrictions to which any ADT Entity or its Subsidiaries are subject, and (y) all other matters known to any ADT Entity, the Servicer or any of their Affiliates, that individually or in the aggregate with respect to (x) or (y) above could reasonably be expected to result in a Material Adverse Effect.
(f)    UCC Details. It is a “registered organization” (as defined in Section 9-102(a) of the UCC) that is formed or organized solely under the laws of the State of Delaware and is “located” in Delaware for purposes of Section 9-307 of the UCC and the offices where it keeps all its Records are located at the addresses specified in Annex 2 hereto (or at such other locations, notified to the Collateral Agent and the Administrative Agent in accordance with Section 7.4(d) of the Receivables Purchase Agreement), in jurisdictions where all action required to protect, perfect, or more fully evidence the Collateral Agent’s first priority perfected security interest or perfected ownership interest in the Receivable Pool and the Related Assets free and clear of any Adverse Claim and the transactions contemplated by the Transaction Documents shall have been taken and completed. It is “located” in the jurisdiction specified in Annex 1-A for purposes of Section 9-307 of the UCC. It is organized only in a single jurisdiction.
(g)    Accounts. The Lock-boxes and names and addresses of all of the Lock‑box Banks, together with the account numbers of the Lock‑box Accounts at such Lock-box Banks, are specified in Schedule V of the Receivables Purchase Agreement (or have been notified to and approved by the Collateral Agent and the Administrative Agent in accordance with Section 7.6(c) of the Receivables Purchase Agreement). The Collection Accounts and Omnibus Accounts, the account numbers for each such account and the account bank maintaining each such account are specified in Schedule V of the Receivables

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Purchase Agreement except for such changes as are expressly permitted by Section 3.6 of the Receivables Purchase Agreement.
(h)    Adverse Change. Since the Closing Date, (i) there has been no material adverse change in the validity, collectability or enforceability of all or a material portion of the Transferred Receivables, and (ii) there has been no Material Adverse Effect with respect to the Originator or the Parent.
(i)    Credit and Collection Policy; Law. It has complied with the Credit and Collection Policy and such policies have not changed in any respect since the Closing Date, except as permitted under Sections 7.3(c) and 7.5(g) of the Receivables Purchase Agreement. It has complied with all applicable Law except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(j)    Investment Company Act. It is not required to register as an “Investment Company” under (and as defined in) the Investment Company Act.
(k)    ERISA. No ERISA Event has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect.
(l)    Tax Returns and Payments. It has filed all federal income tax returns and all other tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided. No tax lien has been filed, and, to its knowledge, no claim is being asserted, with respect to any such tax or assessment, except where such tax or lien is being contested as set forth above or as could not reasonably be expected to have a Material Adverse Effect. It has paid all sales taxes to be paid by it in connection with the Equipment and installation related to each Transferred Receivable in compliance with Section 7.4(l) of the Receivables Purchase Agreement, and has promptly notified the Administrative Agent of (i) any failure to pay any sales taxes with respect to any Receivable and whether or not such sales taxes are being contested as set forth above, and (ii) any asserted tax lien relating to any such sales taxes and whether or not such lien is being contested as set forth above.
(m)    No Event of Termination. No event has occurred and is continuing and/or would result from the sale, transfer and assignment or contribution of the Receivable Assets, that constitutes or may reasonably be expected to constitute an Event of Termination or Unmatured Event of Termination.
(n)    Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions.
(i)    Each ADT Entity is in compliance in all material respects with the material provisions of the USA PATRIOT Act, and, on or prior to the date hereof, the Originator has provided or caused to be provided to the Administrative Agent

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all information related to the ADT Entities (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than 10 Business Days prior to the date hereof and mutually agreed to be required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Purchaser.
(ii)    None of the ADT Entities, or an of their respective Subsidiaries, nor, to the knowledge of the Originator, any director, officer, agent, employee or Affiliate of any ADT Entity is currently the target of any Sanctions and each ADT Entity and, to the knowledge of the Originator, their respective directors, officers, employees and agents are in compliance with Sanctions Laws in all material respects. The Originator will not directly or indirectly cause the proceeds of any Purchases to be used or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person that is currently the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by the Sanctions Laws, or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto.
(iii)    Each ADT Entity, each of their respective Subsidiaries, and to the knowledge of the Originator, their directors, officers, agents or employees, are in compliance with Anti-Corruption Laws in all material respects. No part of the proceeds of any sale or contribution made hereunder will be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(o)    Eligible Receivables. Each Receivable listed as an Eligible Receivable on any Assignment and Acceptance, any Purchase Request or Information Package or included as an Eligible Receivable in the calculation of Net Portfolio Balance on any date is an Eligible Receivable as of the effective date of the information reported in such Assignment and Acceptance, Purchase Request or Information Package or as of the date of such calculation, as the case may be, or has been cured through a repurchase in accordance with Section 3.2 hereof and of the Receivables Purchase Agreement. In selecting the Receivables to be sold or contributed to the Buyer hereunder (i) it did not utilize any selection process for choosing such Receivables that was, in any respect, adverse to the interests of the Buyer or the Purchasers and such selection process did not disadvantage the Buyer or the Purchasers in any way, it being understood that any selection solely on the basis of satisfying the eligibility requirements set forth in the definitions of “Eligible Contract”, or “Eligible Receivable” under the Receivables Purchase Agreement or in order to limit the Excess Concentration Amount for purposes of inclusion in the Net Portfolio Balance shall not in and of itself be deemed adverse or disadvantageous to the Purchasers, (ii) ADT has no reason to expect that the performance of the Receivables in any Assignment and Acceptance or Purchase Request would be worse than any

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Receivables that it is not offering for sale hereunder or that the Buyer is offering for sale under the Receivables Purchase Agreement, and (iii) each such Receivable adheres to the Credit and Collection Policy. As of each Transfer Date, it has no knowledge of any fact (including any defaults by the Obligor thereunder or any Service Charge Receivable) that would cause it to expect any payment on any Eligible Receivable not to be paid in full when due.
(p)    Advertisements, Promotions. No Transferred Receivable is subject to any advertisement, promotion or other arrangement offered by any ADT Entity, subject to which such Transferred Receivable or the Contract related to such Transferred Receivable can be cancelled or terminated, in any manner which would excuse the related Obligor of its obligation to pay all or any part of the full Unpaid Balance thereof, except pursuant to the Conditional Service Guaranty.
(q)    Pool Deficiency Amount. Immediately after giving effect to any purchase and contribution hereunder on a Transfer Date and the application of Collections in accordance with Section 3.1(d) of the Receivables Purchases Agreement, on such Transfer Date, no Pool Deficiency Amount under clauses (iii) or (iv) of the definition thereof will exist.
(r)    Payment Directions. A Payment Direction in the form of Exhibit G-1 to the Receivables Purchase Agreement is in full force and effect in respect of each Lock-box Account, a Payment Direction in the form of Exhibit G-2 to the Receivables Purchase Agreement is in full force and effect in respect of each Collection Account, and a Payment Direction in the form of Exhibit G-3 to the Receivables Purchase Agreement is in full force and effect in respect of the Omnibus Account, other than, in each case, to the extent any such Lock-Box Account, Collection Account or the Omnibus Account is subject to a Control Agreement.
(s)    Permitted Securitization Financing. The transfer and purchase of Receivables contemplated by the Transaction Documents constitute a Permitted Securitization (as such term is defined in the ADT Credit Agreement) and the entry by any ADT Entity into any Transaction Document and their respective performance thereunder is permitted by the ADT Credit Agreement, each ADT Indenture and each ADT Collateral Agreement, and will not conflict with or violate the terms of the ADT Credit Agreement, any ADT Indenture or any ADT Collateral Agreement. The Transferred Receivable, the Related Assets and the, related Collections and other Collateral are free and clear of any Adverse Claim.
ARTICLE V

GENERAL COVENANTS
SECTION 5.1    Mutual Covenants. At all times prior to the Final Payout Date, the Buyer and the Originator shall:

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(a)    Compliance with Laws, Etc. Comply with all applicable Laws, in respect of the conduct of its business, the Receivable Assets, the related Contracts and the servicing and collections thereof, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to adversely affect any Transferred Receivable or otherwise give rise to a Material Adverse Effect.
(b)    Preservation of Existence. Except as expressly permitted by Section 5.4(f) with respect to the Originator, preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to qualify or preserve and maintain such existence, rights, franchises, privileges and qualification could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Separateness. Not take any actions inconsistent with the terms of Section 7.8 of the Receivables Purchase Agreement or the Buyer’s limited liability company agreement, it being understood that the foregoing shall no in event be deemed to obligate the Originator to make any capital or other contributions to the Seller.
SECTION 5.2    Additional Covenants of the Originator. At all times prior to the Final Payout Date, the Originator shall:
(a)    Inspections. (i) From time to time, at its expense, upon reasonable prior notice, upon the reasonable request by the Administrative Agent or the Required Purchasers (or any Purchaser Agent if an Event of Termination or Unmatured Event of Termination has occurred and is continuing) and during regular business hours permit the Buyer, the Collateral Agent, the Administrative Agent and the Purchaser Agents, or any of their respective agents or representatives to visit and inspect its properties, to examine and make extracts from its Records and to discuss its affairs, finances and condition with its officers and independent accountants with respect to the Receivable Assets and the performance of its obligations (as Servicer or otherwise) under the Transaction Documents as often as reasonably requested; provided that, unless an Event of Termination or an Unmatured Event of Termination has occurred and is continuing at the time of any such inspection, it shall only be required to reimburse the reasonable documented out-of-pocket costs and expenses related to one such inspection of the Originator during any 12-month period, which inspection shall be requested and scheduled by the Administrative Agent; provided, further, that (x) the inspection under this Section 5.2(a) and the inspection of the Originator pursuant to Section 7.4(c) of the Receivables Purchase Agreement shall constitute the same inspection, and (y) the Collateral Agent, the Administrative Agent and the Purchaser Agents shall use reasonable efforts to coordinate the timing of any inspections made of the Originator pursuant to this Section 5.2(a) and of the Buyer pursuant to Section 7.1(c) of the Receivables Purchase Agreement.
(b)    Keeping of Records and Books of Account; Delivery; Location of Records. Maintain and implement, or cause to be maintained and implemented, administrative and operating procedures (including an ability to recreate records evidencing the Receivable Assets and the Service Charge Receivables in the event of the destruction of the originals

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thereof, backing up on at least a daily basis on a separate backup computer from which electronic file copies can be readily produced and distributed to third parties being agreed to suffice for this purpose), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information necessary or advisable for the collection of all Receivable Assets including records adequate to permit the daily identification of (i) each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable received, made or otherwise processed on that day, and (ii) the portion of the amounts received from each Obligor that constitute Collections on the related Transferred Receivables from such Obligor and collections of Service Charge Receivables from such Obligor in order to effect the priority of payments set forth in the related Contracts. In addition, it shall keep its physical Records (to the extent not electronically available) and tangible chattel paper or other physical collateral (and any original documents relating thereto), if any, at the address(es) referred to in Annex 2 hereto or at such other address(es) as set forth herein or, upon thirty (30) days’ prior written notice to the Collateral Agent and the Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.5 of the Receivables Purchase Agreement shall have been taken and completed.
(c)    Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and the Transferred Receivables, except where the failure to perform or comply, individually or in the aggregate, could not reasonably be expected to adversely affect any Transferred Receivable or Related Assets or otherwise result in a Material Adverse Effect. The Buyer shall not assume any obligation or liability with respect to any Transferred Receivables or Related Assets, nor shall the Buyer be obligated to perform any of the obligations of the Originator thereunder.
(d)    Credit and Collection Policies. Comply with the Credit and Collection Policy in regard to each Receivable Asset, each Service Charge Receivable, the related Contract and the servicing and collections thereof, and not agree to any changes thereto except as expressly permitted hereunder and under the Receivables Purchase Agreement.
(e)    Collections. Cause the Servicer to promptly withdraw from the bank accounts and/or charge the credit or debit cards of the Direct Deposit Obligors all amounts necessary to effect the timely payment when due of the Unpaid Balance of the Transferred Receivables relating to such Direct Deposit Obligors and immediately remit such amounts, within one (1) Business Day of the date of withdrawal, debit or credit, directly to a Collection Account, without any commingling of such amounts with any other funds other than Other Permitted Collections. Instruct, or cause the Servicer to instruct, each Obligor that to the extent any payment in respect of the related Transferred Receivable is not to be made through the Servicer’s withdrawal from the bank account of each such Obligor and/or through the charge of the credit or debit card of each such Obligor, all Collections in respect of the Transferred Receivables in respect of each such Obligor shall be made to a Lock-box and remitted directly to a Lock-box that remits such amounts directly to a Lock-box Account covered by a Payment Direction or Control Agreement. Cause the

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Servicer to, as promptly as practicable and in any event within one (1) Business Day of receipt in any Lock-box Account (and within two (2) Business Days of receipt in the related Lock-box) of any Collections, remit, or cause to be remitted, such amounts directly to the Omnibus Account, without any commingling of such amounts with any other funds other than Other Permitted Amounts. Cause the Servicer to, as promptly as practicable, and in any event within one (1) Business Day of receipt of any Collections in respect of any Transferred Receivables in any Collection Account, remit or cause to be remitted such amounts directly to the Omnibus Account, without any commingling, all amounts which constitute Collections on the Transferred Receivables. Cause the Servicer to, as promptly as practicable and in any event within two (2) Business Days of receipt of any Collections in the Omnibus Account, segregate Collections on the Transferred Receivables from any Other Permitted Amounts and remit or cause to be remitted directly to the Collateral Agent’s Account, without any intervening commingling, all amounts which constitute Collections on the Transferred Receivables and ensure that no amounts other than Collections on Transferred Receivables are remitted to or are on deposit in the Collateral Agent’s Account. To the extent any Lock-box Account or Collateral Account is subject to a Control Agreement rather than a Payment Direction, all amounts therein, after removal of any amounts, if any, that do not constitute Collections in respect of Transferred Receivables, shall be remitted within two (2) Business Days of receipt to the Collateral Agent's Account rather than to the Omnibus Account.
(f)    Transaction Documents. Without limiting its covenants or agreements set forth herein or in any other Transaction Document, (i) comply with each and every of its covenants and agreements under the Receivables Purchase Agreement and its Constituent Documents, and (ii) take all actions reasonably necessary to ensure that each Transaction Document remains enforceable and in effect.
(g)    Agreed Upon Procedures. Cooperate reasonably with Servicer (if not the Originator) and the designated accountants for each annual agreed upon procedures report required pursuant to Section 7.5(f) of the Receivables Purchase Agreement.
(h)    Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables no less frequently than as required under the Contract related to such Receivable.
(i)    Location. The Originator shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States in which Article 9 of the UCC (2001 or later revision) is in effect.
(j)    Tax Matters. Pay all applicable taxes required to be paid by it when due and payable in connection with the transfer of the Receivable Assets hereunder, and acknowledges that none of the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any Purchaser shall have any responsibility with respect thereto. The Originator shall pay and discharge, or cause the payment and discharge of, all federal income taxes (and all other material taxes) when due and payable, except such as may be contested in

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good faith by appropriate proceeding and for which an adequate reserve has been established and is maintained in accordance with GAAP.
(k)    Credit Risk Retention. After the EU Retention Effective Date (i) at all times own a net economic interest in the Transferred Receivables in an amount at least equal to 5% of the Unpaid Balance of such Transferred Receivables at such time, in the form of a first loss tranche under paragraph 1(d) of Article 405 of the CRR or in accordance with the EU Securitization Rules, by holding its equity interest in the Buyer and/or by retaining its right to receive any deferred Purchase Price or residual return for such Transferred Receivables, (ii) not change the manner in which it retains such net economic interest, except to the extent permitted under paragraph 1 of Article 405(1) of the CRR or the EU Securitization Rules, and (iii) not enter into any credit risk mitigation, short position or any other hedge with respect to such net economic interest, except to the extent permitted under paragraph 1 of Article 405(1) of the CRR or the EU Securitization Rules. After the EU Retention Effective Date, the Originator shall include in each Information Package delivered pursuant to the Receivables Purchase Agreement, a confirmation as to the Originator's continued compliance with the agreements stated in the preceding clauses (i), (ii) and (iii). After the EU Retention Effective Date, cooperate with each Purchaser (including, to the extent not prohibited by Law, by providing such information and entering into or delivering such additional agreements or documents reasonably requested by such Purchaser or its Purchaser Agent) to the extent reasonably necessary to assure such Purchaser that ADT retains credit risk in the amount and manner required by the EU Securitization Rules and the CRR and to permit such Purchaser to perform its due diligence and monitoring obligations (if any) under the EU Securitization Rules and the CRR; provided however, that no ADT Entity shall be required to take actions that could cause a change in the accounting or tax treatment of the transactions contemplated by this Agreement. Each Purchaser and each Purchaser Agent is a third party beneficiary of this Section 5.2(k).
(i)    Until the later to occur of (x) the Purchase Termination Date, or (y) the date on which the Purchasers’ Pool Investment is equal to zero:
(1)    as an “originator” for the purposes of the Securitization Regulation, hold and maintain the Retained Interest on an ongoing basis;
(2)    not short, hedge, otherwise mitigate its credit risk or sell, transfer or otherwise surrender all or part of the rights, benefits or obligations arising from or associated with the Retained Interest, except to the extent permitted by the EU Securitization Rules;
(3)    From and after the EU Retention Effective Date, confirm to each Purchaser (which may be in electronic form) that it continues to comply with paragraphs (1) and (2) above in each Information Package;
(4)    After the EU Retention Effective Date, provide notice promptly to each Purchaser in the event of any breach of paragraphs (1) or (2) above;

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(5)    After the EU Retention Effective Date, promptly notify each Purchaser of any change to the form of retention of the Retained Interest;
(6)    After the EU Retention Effective Date, to the extent necessary in order for any Purchaser to comply with its obligations under, or in relation to, the EU Securitization Rules, to the extent reasonably requested by such Purchaser, provide all information, documents, and reports regarding the Receivables and the transaction contemplated by this Agreement which are in ADT’s possession or control, unless subject to confidentiality restrictions or restricted by Law (provided that ADT shall undertake reasonable efforts to obtain consent for the disclosure of such information, documents and reports; provided further that such efforts shall not include payment of any amounts to any Person or any violation of Law);
(7)    Originate the Receivables pursuant to a sound and well-defined credit granting criteria, and maintain clearly established criteria and processes for approving, amending, renewing and financing the Receivables (“Originations and Revisions”) and have effective systems in place to apply those criteria and processes to ensure that any such Originations and Revisions are granted and approved based on a thorough assessment of each Obligor’s creditworthiness; and
(8)    own 100% of the equity interests of the Buyer.
(l)    Certain Governmental Fees, Surcharges, and Taxes. With respect to any portion of a Receivable attributable to governmental fees, surcharges, or taxes, pay (or cause to be paid) such governmental fees, surcharges, or taxes to the applicable Governmental Authority when due in accordance with applicable Law (except for any such governmental fees, surcharges, or taxes that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided, and none of the Collateral Agent, the Administrative Agent, any Purchaser Agent, or any Purchaser shall have any obligation to make any such payment or shall have any other responsibility with respect thereto. Pay all sales taxes to be paid in connection with the Equipment and installation related to each Transferred Receivable by the due date thereof (except for any such sales taxes that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided).
(m)    Anti-Corruption Laws, Anti-Terrorism Laws, and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects, by it, its Subsidiaries and their respective directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions Laws in connection with its or its Subsidiaries’ business operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(n)    Application of Obligor Payments. Apply payments made by an Obligor under a Contract relating to a Transferred Receivable to amounts billed on such Obligor’s

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invoice in the following order: (i) first, to amounts due in respect of the related Transferred Receivables; (ii) second, to amounts due in respect of the related Service Charge Receivables; and (iii) third, other amounts owing by such Obligor. For the avoidance of doubt, any amounts paid by any Obligor in respect of Service Charge Receivables that must be applied pursuant to clause (i) above, shall be deemed to be Collections and remitted to the Collateral Agent's Account on behalf of the Buyer pursuant to the terms of this Agreement and the other Transaction Documents as such.
(o)    Servicing Programs. If a license or approval is required for the Collateral Agent’s, the Administrative Agent’s, or a successor Servicer’s use of any software or other computer program used by the Originator in the servicing of the Receivables, then, following delivery of a Successor Notice, at its own expense make commercially reasonable efforts to arrange for the Collateral Agent, the Administrative Agent, or such successor Servicer to receive any such required license or approval.
(p)    Corporate Separateness; Related Matters and Covenants. Cause the Buyer to fully comply with its covenants in Section 7.8 of the Receivables Purchase Agreement, it being understood that the foregoing shall in no event be deemed to obligate ADT to make any capital or other contributions to the Buyer. Maintain in place all policies and procedures, and take and continue to take all actions, applicable to it described in the assumptions as to the facts set forth in, and forming the basis of, the opinions set forth in the opinion letters delivered by Paul, Weiss, Rifkind, Wharton & Garrison LLP to the Collateral Agent, Administrative Agent, Purchasers and Purchaser Agent on April 17, 2020, except to the extent that any failure to maintain in place such policies and procedures or failure to continue to take all such actions could not materially and adversely affect the conclusions set forth in such opinion letters
SECTION 5.3    Reporting Requirements. From the date hereof until the Final Payout Date, the Originator shall furnish (or cause to be furnished) to the Buyer, the Collateral Agent and the Administrative Agent (who shall promptly send the same to the Purchaser Agents) each of the following:
(a)    Financial Statements.
(i)    Quarterly Financial Statements. Within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Originator and the Parent, the Parent’s Form 10-Q as filed with the SEC (which shall be deemed delivered upon the filing of such Form 10-Q on the SEC's website).
(ii)    Annual Financial Statements. Within 90 days after the end of each fiscal year of the Originator and the Parent, the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of each of the Originator and the Parent and their respective Subsidiaries for such fiscal year, and the related audited consolidated balance sheet for the Originator and the Parent and their respective Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported

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on by PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit that are inconsistent with the standards of the Public Company Accounting Oversight Board), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of ADT and the Parent and their respective Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which shall be deemed delivered upon the filing of the Parent's Form 10-K on the SEC’s website).
(iii)    Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit C to the Receivables Purchase Agreement signed by an authorized officer of the Originator and the Parent, respectively and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(b)    Financial Statements and Other Information. The Following:
(i)    promptly after the same become publicly available, copies of all proxy statements, financial statements and regular or special reports which the Originator or Parent files with the SEC (which shall be deemed delivered upon the filing thereof on the SEC's website);
(ii)    promptly following a request therefor, any documentation or other information (including with respect to the Buyer and the Parent) that the Buyer, the Collateral Agent, the Administrative Agent, any Purchaser Agent or any Purchaser reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act including the provision of information regarding beneficial ownership required by 31 C.F.R. §1010.230; and
(iii)     from time to time such further information regarding the business, affairs and financial condition of the Originator, the Buyer, the Parent and their Affiliates as the Buyer, the Collateral Agent, the Administrative Agent or the Required Purchasers shall reasonably request.
(c)    ERISA. Written notice of any ERISA Event.
(d)    Events of Termination, Etc. Notice of the occurrence of any Event of Termination or Unmatured Event of Termination accompanied by a written statement of an appropriate officer of the Originator setting forth details of such event and the action that it proposes to take with respect thereto, such notice to be provided promptly (but not later than two (2) Business Days) after a Responsible Officer of the Originator obtains actual knowledge thereof.

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(e)    Litigation. As soon as possible, and in any event within two (2) Business Days of knowledge of any Responsible Officer thereof, notice of any litigation, investigation or proceeding initiated against the Buyer or, to the extent it could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, against ADT, the Servicer and/or the Parent.
(f)    Change in Credit and Collection Policy or Business. Prior to (i) the effectiveness of any change in or amendment to the Originator’s Credit and Collection Policy, a description or, if available, a copy of the Credit and Collection Policy then in effect and a written notice (A) indicating such change or amendment and (B) if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability or enforceability of the Transferred Receivables or decrease the credit quality of any Transferred Receivables or otherwise give rise to a Material Adverse Effect, requesting the Collateral Agent’s, the Administrative Agent’s and each Purchaser Agent’s consent thereto.
(g)    Other Information. Promptly, from time to time, such Records or other information, documents, records or reports respecting the condition or operations, financial or otherwise, of the Originator, the Parent and their Affiliates, ADT’s and the Buyer’s performance under the Transaction Documents and the Transferred Receivables, the Related Assets, and the Service Charge Receivables as the Collateral Agent, the Administrative Agent or any Purchaser Agent may from time to time reasonably request and ADT can deliver without violating applicable Law.
SECTION 5.4    Negative Covenants of the Originator. From the date hereof until the Final Payout Date, the Originator shall not:
(a)    Sales, Adverse Claims, Liens, Etc. Except as otherwise provided herein or in the Receivables Purchase Agreement, (I) sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to (in each case, other than its or the Buyer's ownership interest or contingent claim to ownership), (i) any Transferred Receivable, (ii) any other Receivable the proceeds or collections of which are commingled with the proceeds of any Transferred Receivable, (iii) any Service Charge Receivable related to any Transferred Receivable, (iv) any Contract or Related Assets, the related Equipment, or any proceeds, in each case, in respect of any of the foregoing, or any interest therein, (v) any Collection Account, the Omnibus Account or any Lock‑box Account or any other account to which any Collections of Transferred Receivables are sent, (vi) any right to receive income or proceeds from or in respect of any of the foregoing, or (vii) prior to the Final Payout Date, its equity interest (if any) in the Buyer, or (II) purport to do any of the foregoing.
(b)    Extension or Amendment of Receivables. Except as provided in Section 8.2(b) and to the extent resulting from the Conditional Service Guaranty of the Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract (in each

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case, including, without limitation, by means of any promotional activity, advertising or other statement or warranty (including on any ADT Entity’s website)) related thereto.
(c)    Change in Credit and Collection Policy or Business. (i) Make or consent to any change or amendment to the Credit and Collection Policy if such proposed change or amendment could reasonably be expected to adversely affect the value, validity, collectability or enforceability of any Transferred Receivables or the Related Assets or decrease the credit quality of any Transferred Receivables or the Related Assets, or otherwise give rise to a Material Adverse Effect without (x) the prior written consent of the Collateral Agent, the Administrative Agent and each Purchaser Agent or (y) in the case of any such change or amendment that is required by Law, upon delivery to the Collateral Agent and the Administrative Agent of a certificate of a Responsible Officer of ADT which certifies that, based upon advice of reputable counsel, such change or amendment is required to be made as a result of a change in Law or (ii) make any change in the character of its business or amend or otherwise modify its Constituent Documents in any respect without the prior written consent of the Collateral Agent, the Administrative Agent and the Required Purchasers.
(d)    Change in Lock-box Banks. (i) Add any bank, lock-box, or lock-box account not listed on Schedule V of the Receivables Purchase Agreement as a Lock-box Bank, Lock-box or Lock-box Account unless the Collateral Agent and the Administrative Agent shall have previously approved and received duly executed copies of Payment Directions in the form of Exhibit G-1 of the Receivables Purchase Agreement or a Control Agreement duly executed by the parties thereto, (ii) terminate any Lock-box Bank, or related Lock-box, or Lock-box Account without the prior written consent of the Collateral Agent and the Administrative Agent and, in each case, only if all of the payments from Obligors that were being sent to such Lock-box Bank will, upon termination of such Lock-box Bank and at all times thereafter, be deposited in a Lock-box Account with another Lock-box Bank covered by a Payment Direction in the form of Exhibit G-1 to the Receivable Purchase Agreement or a Control Agreement or (iii) amend, supplement, or otherwise modify any Lock-box agreement.
(e)    Deposits to Accounts. Deposit or otherwise credit, or cause or permit to be so deposited or credited, or direct any Obligor to deposit or remit, any Collections on Transferred Receivables to any account not covered by the proper Payment Direction or a Control Agreement or (ii) permit any amount to be deposited, credited or remitted to any Lock-box Account, any Collection Account, or the Omnibus Account other than Collections in respect of Transferred Receivables and Other Permitted Amounts. Except for the Collateral Agent’s Account, permit any Collections in respect of Transferred Receivables to be deposited, or credited in any account which is not subject to a Payment Direction or a Control Agreement which is in full force and effect.
(f)    Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (i) no Event of Termination or Unmatured Event

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of Termination has occurred and is continuing or would result immediately after giving effect thereto, (ii) if the Originator is not the surviving entity or if the Originator sells or transfers all or substantially all of its property and assets, the surviving entity or the Person purchasing the assets is an Affiliate of ADT and agrees to be bound by the terms and provisions applicable to the ADT hereunder, (iii) no Change of Control shall result, (iv) the Parent has reaffirmed in a writing, in form and substance reasonably satisfactory to the Collateral Agent, the Administrative Agent and the Required Purchasers, that its obligations under the Performance Support Agreement shall apply to the surviving entity and are in full force and effect, (v) no Material Adverse Effect could reasonably be expected to result therefrom, and (vi) the Collateral Agent, the Administrative Agent and each Purchaser Agent receive such additional certifications and opinions of counsel as the Collateral Agent, the Administrative Agent or the Required Purchasers shall reasonably request (including any updated Internal Revenue Service Form W-9 (or any successor form).
(g)    Chattel Paper. Permit any Chattel Paper relating to any Transferred Receivable or Related Assets to be in the possession of (or, in the case of electronic Chattel Paper, under the control of) any Person other than the Servicer (for the benefit of the Buyer and the Collateral Agent, as assignee of the Buyer), the Collateral Agent or the Collateral Agent’s designee.
(h)    Change in Organization, Etc. Change its jurisdiction of organization or its name, identity or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect the Buyer’s or the Collateral Agent’s interests hereunder or under the Receivables Purchase Agreement, as applicable, would become misleading or would otherwise be rendered ineffective, unless the Originator shall have given the Buyer, the Collateral Agent and the Administrative Agent not less than thirty (30) days’ prior written notice of such change and shall have cured such circumstances.
(i)    Actions Impairing Quality of Title. Take any action that could reasonably be expected to cause any Receivable, together with the Related Assets, not to be owned by it free and clear of any Adverse Claim prior to its sale and contribution hereunder; or take any action that could cause the Collateral Agent not to have a valid perfected ownership interest or first priority perfected security interest in the Transferred Receivables and the Related Assets and all products and proceeds of the foregoing, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect covering any Receivable Asset, any Contract, or any proceeds thereof on file in any recording office except such as may be filed (i) in favor of the Buyer pursuant to the Transaction Documents (and assigned to the Collateral Agent), (ii) in favor of the Collateral Agent (for the benefit of the Purchasers) in accordance with this Agreement or any Transaction Document, or (iii) in favor of any other Person (other than an Affiliate of any ADT Entity, or in respect of the ADT Credit Agreement, any ADT Indenture or any ADT Collateral Agreement, to the extent such filings were in effect on the Closing Date and any continuation statement in respect thereof) which the Originator in good faith believes

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is filed in error or is invalid, has notified the Administrative Agent and the Collateral Agent of its determination, the Originator is diligently contesting the filing of such financing statement, and which the Originator has terminated or caused to be terminated within the earlier to occur of (x) sixty (60) days of the filing thereof, and (y) thirty (30) days of the discovery thereof.
(j)    Corporate Separateness; Related Matters and Covenants. Take any action, on its part, to cause the Buyer to violate its covenants in Section 7.8 of the Receivables Purchase Agreement, it being understood that the foregoing shall in no event be deemed to obligate ADT to make any capital or other contributions to the Seller.
ARTICLE VI

[RESERVED]
ARTICLE VII

INDEMNIFICATION
SECTION 7.1    The Originator’s Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable Law, the Originator hereby agrees to indemnify and hold harmless the Buyer, the Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, all Persons referred to in Section 8.4 hereof, and all officers, members, managers, directors, shareholders, employees and agents of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (subject to the limitations in respect of attorneys’ fees and disbursements set forth in the proviso to Section 13.6 of the Receivables Purchase Agreement) but excluding Taxes (except to the extent provided in clauses (viii) and (ix) below, and provided that no Originator Indemnified Party shall recover more than once for any Tax imposed from any indemnitor under the Transaction Documents) (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with this Agreement or the other Transaction Documents, any of the transactions contemplated hereby or thereby, or the ownership, maintenance or purchasing of the Receivable Assets or in respect of or related to any Receivable Asset (or any portion thereof) or otherwise arising out of or relating to or resulting from the actions or inactions of any ADT Entity, the Servicer or any of their respective Affiliates; provided, however, notwithstanding anything to the contrary in this Article VII, Originator Indemnified Amounts shall be excluded solely to the extent (w) resulting from the fraud, bad faith, gross negligence or willful misconduct on the part of such Originator Indemnified Party as determined by a final non-appealable judgment by a court of competent jurisdiction, (x) resulting from the uncollectability of any such Transferred Receivable or the Related Assets not arising from any action or breach of any ADT Entity, (y) they constitute recourse with respect to a Transferred Receivable or the Related Assets by reason of bankruptcy or insolvency, or the financial or credit condition or financial default, of the related Obligor, or (z) constitute special, indirect, consequential, or punitive damages. Without limiting the generality of the foregoing, but subject to the express limitations set forth in this Section 7.1, the Originator shall

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indemnify and hold harmless each Originator Indemnified Party for any and all Originator Indemnified Amounts arising out of, relating to or resulting from:
(i)    the transfer by the Originator of any interest in any Receivable Asset;
(ii)    any representation or warranty made by the Originator under or in connection with any Transaction Document, any Purchase Request, any Information Package or any other information or report delivered by or on behalf of the Originator pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;
(iii)    the failure of the Originator to comply with the terms of any Transaction Document, any applicable Law, any Receivable Asset, or any Contract, or the nonconformity of any Receivable Assets with any such Law;
(iv)    the failure to vest in favor of the Buyer of an enforceable perfected ownership interest in any Transferred Receivables and all Related Assets transferred, or purported to be transferred, to the Buyer pursuant to this Agreement against all Persons, including any bankruptcy trustee or similar Person, and the failure to vest in favor of the Collateral Agent of an enforceable perfected ownership interest, or a first priority perfected security interest, in any Transferred Receivables and all Related Assets transferred, or purported to be transferred, to the Collateral Agent pursuant to the Receivables Purchase Agreement against all Persons, including any bankruptcy trustee or similar Person;
(v)    the failure to file, or any delay in filing of, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Transferred Receivable whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;
(vi)    any suit or claim related to the Transferred Receivables or any Transaction Documents (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Transferred Receivable);
(vii)    failure by the Originator to comply with the “bulk sales” or analogous Laws of any jurisdiction;
(viii)    any Taxes (other than Excluded Taxes) imposed upon any Originator Indemnified Party or upon or with respect to Transferred Receivables and all reasonable costs and expenses related thereto or arising therefrom, which such Taxes or such amounts relating thereto arise by reason of the purchase or ownership, contribution or sale of such Transferred Receivables (or of any interest therein) or Related Assets or any goods which secure any such Transferred Receivables or Related Asset;

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(ix)    any loss arising, directly or indirectly, as a result of the imposition of sales or similar transfer type Taxes or the failure by the Originator or the Servicer to timely collect and remit to the appropriate authority any such Taxes (to the extent not duplicative of clause (viii) above);
(x)    any commingling of the Collections of Receivable Assets with any other funds;
(xi)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(xii)    any failure of the Buyer or Originator to assign any Transferred Receivable or Related Asset as contemplated under the Transaction Documents; or the violation or breach by any ADT Entity of any confidentiality provision, or of any similar covenant of non‑disclosure, with respect to any Contract, or any other Indemnified Amount payable hereunder with respect to or resulting from any such violation or breach;
(xiii)    the existence or assertion of any Adverse Claim in favor of any Governmental Authority or any other Person against any Omnibus Account, Collection Account, Lock-box, Lock-box Account, Collections, Receivable, Service Charge Receivable, or any related Contract or any portion or proceeds thereof, including, without limitation, as a result of any portion of any such Omnibus Account, Collection Account, Lock-box, Lock-box Account, Collections, Receivable, Service Charge Receivable, or any related Contract being attributable to governmental fees, surcharges, or taxes;
(xiv)    any Transferred Receivable failing to constitute an Eligible Receivable;
(xv)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Transferred Receivable (including, without limitation, a defense based on such Transferred Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Transferred Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Transferred Receivable;
(xvi)    any investigation, litigation or proceeding related to any Transaction Document or the use of proceeds of Purchases or the ownership of Transferred Receivables or the Related Assets;
(xvii)    any claim brought by any Person other than an Originator Indemnified Party arising from any activity by the Buyer or any Affiliate of the Buyer in servicing, administering or collecting any Receivable;

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(xviii)    the facts or circumstances giving rise to any Event of Termination or Unmatured Event of Termination; or
(xix)    any inability to litigate any claim against any Obligor in respect of any Transferred Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding.
SECTION 7.2    Contribution. If for any reason the indemnification provided above in this Article VII is unavailable to an Originator Indemnified Party or is insufficient to hold an Originator Indemnified Party harmless, then the Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Originator Indemnified Party on the one hand and the Originator on the other hand but also the relative fault of such Originator Indemnified Party as well as any other relevant equitable considerations.
ARTICLE VIII

MISCELLANEOUS
SECTION 8.1    Amendments, etc. No amendment or waiver of any provision of this Agreement or consent to any departure by the Originator therefrom shall in any event be effective unless the same shall be in writing and signed by the Buyer, the Collateral Agent, the Administrative Agent, the Required Purchasers and (if an amendment) the Originator, and if such amendment or waiver affects the obligations of ADT Inc., ADT Inc. consents in writing thereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Originator may not amend or otherwise modify any other Transaction Document executed by it without the written consent of the Buyer, the Collateral Agent, the Administrative Agent and the Required Purchasers, and if such amendment or waiver affects the obligations of ADT Inc., ADT Inc. consents in writing thereto.
SECTION 8.2    No Waiver; Remedies. No failure on the part of the Buyer or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law. The Originator hereby consents to and agrees to be bound by the specific remedies provisions of Section 10.2 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis. Without limiting the foregoing, each Set-off Party is hereby authorized at any time during the continuance of an Event of Termination (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice (subject to Section 13.4 of the Receivables Purchase Agreement) which are hereby expressly waived any deposits and any other indebtedness held or owing by such Set-off Party (including by any branches or agencies of such Set-off Party) to, or for the account of any ADT Entity amounts owing by any ADT Entity under this Agreement or the other Transaction

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Documents (even if contingent and unmatured) in accordance with the Receivables Purchase Agreement.
SECTION 8.3    Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, first class postage prepaid or by facsimile, to the intended party at the address, facsimile number or email address of such party set forth in Annex 2 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when receipt is confirmed by telephone.
SECTION 8.4    Binding Effect; Assignment. The Originator acknowledges that institutions providing financing (by way of loans or purchases of Transferred Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. The Originator acknowledges the Buyer’s rights under this Agreement have been assigned to the Collateral Agent on behalf of the Administrative Agent, the Purchasers, the Purchaser Agents and the other Affected Parties under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by the Collateral Agent to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that the Collateral Agent, individually and as agent, and each of its successors and assigns are express third party beneficiaries of this Agreement.
SECTION 8.5    Survival. The rights and remedies with respect to any breach of any representation and warranty made by the Originator or the Buyer pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.
SECTION 8.6    Costs and Expenses. In addition to its obligations under Article VII, and subject to the proviso set forth in Section 13.6 of the Receivables Purchase Agreement the Originator agrees to promptly pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the Buyer and its assignees and any other Originator Indemnified Party in connection with:
(a)    the negotiation, preparation, execution and delivery of this Agreement and any amendment of or consent or waiver under this Agreement (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Agreement, including reasonable and documented accountants’, auditors’, consultants’ and attorneys’ fees and expenses to any of such Persons and the reasonable and documented fees and charges of any nationally recognized statistical rating agency or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under this Agreement in connection with any of the foregoing; and

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(b)    subject to the express limitations set forth in Section 5.2(a) and in Section 7.1(c) and 7.4 of the Receivables Purchase Agreement, the administration (including periodic auditing and inspections as provided for herein) of this Agreement and the transactions contemplated thereby, including all reasonable and documented expenses and accountants’, consultants’ and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the transactions contemplated thereby.
SECTION 8.7    Execution in Counterparts; Integration. This Agreement may be executed in any number of counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart. This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.
SECTION 8.8    Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER IN THE RECEIVABLE ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).
SECTION 8.9    Waiver of Jury Trial. THE ORIGINATOR AND THE BUYER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
SECTION 8.10    Consent to Jurisdiction; Waiver of Immunities. THE ORIGINATOR AND THE BUYER HEREBY ACKNOWLEDGES AND AGREES THAT:
(a)    IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY

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OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
(b)    TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
SECTION 8.11    Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.8 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.
SECTION 8.12    No Proceedings. The Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against the Buyer, or join any other Person in instituting against the Buyer, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by the Buyer to the Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after the Buyer has satisfied all obligations then due and owing under the Receivables Purchase Agreement).
SECTION 8.13    No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of the Buyer contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of the Buyer.
SECTION 8.14    Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of the Originator’s right, title and interest in and to the Receivable Assets and all the proceeds of all of the foregoing to the Buyer pursuant to this Agreement shall constitute a True Sale and an absolute and irrevocable purchase and sale or capital contribution, as applicable, and not a loan or pledge. Notwithstanding the foregoing, as a precautionary matter in the event that any such sale or contribution is determined to not be an absolute and irrevocable true sale or other absolute contribution, the Originator hereby grants to the Buyer a security interest in all of the Originator’s now or hereafter existing right, title and interest in, to and under the assets designated in Annex 1-B hereto, to secure the Originator’s obligations hereunder, and this Agreement shall constitute a security agreement under applicable law.
SECTION 8.15    Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such

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prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADT LLC, as Servicer

ADT LLC,
individually and as the Servicer
By:	/s/ Lee D. Jackson
Name: Lee D. Jackson
Title: Vice President and Assistant Secretary

ADT LLC, as Originator

ADT LLC,
individually and as the Servicer
By:	/s/ Lee D. Jackson
Name: Lee D. Jackson
Title: Vice President and Assistant Secretary

ADT Finance LLC, as Buyer

ADT LLC,
individually and as the Servicer
By:	/s/ Deepika Yelamanchi
Name: Deepika Yelamanchi
Title: Vice President and Treasurer

S-1
Receivables Sale and Contribution Agreement
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ANNEX 1-A
UCC DETAILS SCHEDULE

Legal Name	Other Names	Jurisdiction of Organization / Entity Type
ADT FINANCE LLC	None	Delaware Limited Liability Company

Annex 1-A, Page 1
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ANNEX 1-B

UCC COLLATERAL DESCRIPTION
(see attached)

Annex 1-B, Page 1
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ANNEX 2
NOTICE INFORMATION
If to the Originator or the Buyer, to the following:
c/o ADT LLC
1501 Yamato Road
Boca Raton, FL 33431
Attention: Chief Legal Officer
Fax: (561) 226-2856

with copies to:

Apollo Management VIII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention: Chief Legal Officer
Telephone: (212) 515-3484
Facsimile: (646) 607-0539

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Gregory A. Ezring, T. Robert Zochowski
Telephone: (212) 373-3762
Facsimile: (212) 492-0762

With a copy to the Collateral Agent and the Administrative Agent at their respective addresses set forth in the Receivables Purchase Agreement.

Annex 2, Page 1
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EXHIBIT A

FORM OF
ASSIGNMENT AND ACCEPTANCE
For value received, in accordance with the Receivables Sale and Contribution Agreement, dated as of April 17, 2020, between ADT LLC, a Delaware limited liability company, as servicer and originator (in such capacity, the “Originator”), and ADT Finance LLC, a Delaware limited liability company, as buyer (the “Buyer”) (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), on the terms and subject to the conditions set forth in the Agreement, the Originator agrees to sell, transfer, assign, set over contribute and otherwise transfer to the Buyer, and the Buyer hereby purchases or acquires from the Originator, on [____________] (the “Transfer Date”) all of the Originator’s right, title and interest in, to and under the Receivable Assets, set forth on Schedule I hereto (collectively, the “Assigned Receivable Assets”), and which sale is accepted by the Buyer. The aggregate Purchase Price for the Assigned Receivable Assets will be $[__], $[__] of which shall be paid in cash, and $[__] of which shall be treated as a contribution of capital from the Originator to the Buyer. Such Transfer Date shall be the same date as the related Purchase Date under the Receivables Purchase Agreement, dated as of March 5, 2020, among the Originator, individually and as servicer, the Buyer, as seller, the various purchaser and purchaser agents from time to time party thereto, and Mizuho Bank, Ltd., as administrative agent, arranger, collateral agent and structuring agent (the “Receivables Purchase Agreement”), and the Assigned Receivable Assets described herein shall only include the Receivable Assets set forth in the Purchase Request (as defined in the Receivables Purchase Agreement) in respect of such Purchase Date.
The Originator does hereby sell, transfer and assign to the Buyer all right, title and interest, whether owned on such Transfer Date or thereafter acquired, of the Originator in the Assigned Receivable Assets existing on such Transfer Date or thereafter created, all monies due or to become due and all amounts received or receivable after the Cut-off Date immediately preceding the Transfer Date with respect thereto and all proceeds (including “proceeds” as defined in the applicable UCC) thereof. The Originator hereby represents and warrants that each Assigned Receivable Asset is an Eligible Receivable.
Each of the parties hereto expressly intends and agrees that the transfers contemplated and effected under this Assignment and Acceptance constitute a True Sale and an absolute and irrevocable valid sale, transfer, contribution and assignment, as applicable, of the Assigned Receivables Assets to the Buyer, enforceable against creditors of, and purchasers from it.
The foregoing sale, assignment, transfer and conveyance does not constitute, and is not intended to result in, the creation or assumption by the Buyer of any obligation or liability of the Originator or any other Person in connection with all, or any portion of, the Receivable Assets, all of which shall remain the obligations and liabilities of the Originator.

Exhibit A
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This assignment and acceptance is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Agreement and is governed by the Agreement.
Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Agreement or, if not defined therein, the Receivables Purchase Agreement.
[Remainder of page intentionally left blank]

Exhibit A
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Schedule I

Obligor Name & Billing Address	Account Number	ADT Credit Score of Obligor	Date of Origination	Unpaid Balance	Financed Unpaid Balance	Remaining Term For Payment of Unpaid Balance	Remaining Term For Payment of Financed Unpaid Balance	Product Type; Credit Check (Y/N)
1.
2.
3.
4.
5.
Receivables

Exhibit A
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IN WITNESS HEREOF, the undersigned have caused this assignment and acceptance to be duly executed as of the transfer date written above.

ADT LLC, as Originator
By:
Name:
Title:

ADT FINANCE LLC, as Buyer
By:
Name:
Title:

Exhibit A
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